EXHIBIT 99.1

DESCRIPTION OF GOVERNMENTAL REGULATIONS

General
The ownership, operation, and management of Affinity Gaming and our gaming facilities are subject to significant and stringent regulation under the laws and regulations of each of the jurisdictions in which we operate. Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local revenues derived through taxes and licensing fees imposed on gaming industry participants, as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness. In addition, gaming laws require gaming industry participants to:

•	ensure that unsuitable individuals and organizations have no role in gaming operations;

•	establish procedures designed to prevent cheating and fraudulent practices;

•	establish and maintain responsible accounting practices and procedures

•	maintain effective controls over their financial practices, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators;

•	ensure that contracts and financial transactions are commercially reasonable, reflect fair market value and are arms-length transactions; and

•	establish programs to promote responsible gaming.

Typically, a regulatory environment is established by statute and administrative regulations that are administered by a regulatory agency and/or gaming commission with broad discretion to regulate the affairs of owners, managers, and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we operate:

•	adopt rules and regulations under the implementing statutes;

•	interpret and enforce gaming laws;

•	investigate possible violations of the laws and prosecute person alleged to have violated the laws, impose disciplinary sanctions for violations, including fines and penalties;

•	review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	grant licenses for participation in gaming operations;

•	collect and review reports and information submitted by participants in gaming operations;

•	review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and

•	establish and collect fees and taxes.

Any change in the laws or regulations of a gaming jurisdiction could have a material adverse effect on our gaming operations.

Licensing and Suitability Determinations

Gaming laws require that we, along with each of our subsidiaries engaged in gaming operations and certain directors, officers, employees, stockholders, and holders of our debt securities, obtain licenses and/or findings of suitability from gaming authorities. Gaming authorities have very broad discretion to determine whether an applicant is suitable and/or qualifies for license. Subject to certain administrative proceeding requirements, gaming authorities have the authority to (i) deny any application, (ii) limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, and/or (iii) fine any person licensed, registered or found suitable or approved, for any cause that the gaming authorities deem reasonable.

While each jurisdiction has its own criteria to determine whether to grant a license or finding of suitability, generally, gaming authorities may consider, among other things, the following:

•	The financial stability, integrity and responsibility of the applicant, including if the operation is adequately capitalized and insured in the jurisdiction;

•	The sources of the applicant’s financing

•	The character, record, and reputation of all persons materially associated with the applicant

•	The quality of the applicant's casino facilities, and whether those facilities qualify for licensure;

•	The amount of revenue to be derived by the applicable jurisdiction through operation of the applicant's gaming facility;

•	The applicant's practices with respect to minority hiring and training; and

•	The effect on competition and general impact on the community.

In evaluating individual applicants, gaming authorities consider the individual's reputation for good character and criminal and financial history and also whether the individual associates with persons of unsavory character.

Some jurisdictions limit the number of licenses granted to operate gaming facilities within the jurisdiction, or the number of licenses granted to any one gaming operator. Additionally, licenses in some of the jurisdictions we operate are granted for limited durations and require renewal. For example, Missouri Gaming Law allows for thirteen licensed facilities, and our two licenses were most recently renewed in January 2013 for four-year terms. Although the Missouri Gaming Law provides no limit on the amount of riverboat space which may be used for gaming, the Missouri Gaming Commission is empowered to impose space limitations through the adoption of rules and regulations. In Iowa, our ability to continue our casino operations is subject to a referendum every eight years or at any time upon petition of the voters in the county in which we operate; the most recent referendum occurred in 2010. Our excursion gambling boat license is not transferable and needs to be renewed annually. Our renewal was approved at a March 2016 meeting of the Iowa Gaming Commission, and will be considered for renewal at the March 2017 meeting of the Iowa Gaming Commission. In Colorado, no one may have an interest in more than three licensed casinos. Our Colorado licenses expire two years from their date of issuance, and Colorado law requires that we file applications for renewal not less than 120 days prior to their expiration. Our licenses were renewed by the Colorado Commission most recently on October 16, 2014.

There can be no assurance that any of our licenses will be renewed; or with respect to our gaming operations in Iowa, that continued gaming activity will be approved in any referendum. Generally, gaming licenses are not transferable, unless approved by the gaming authorities. If any of our licenses were revoked, conditioned, or not renewed, this would have a materially adverse effect on our business operations. In the event that a license is revoked or not renewed, most jurisdictions have statutory or regulatory provisions governing the winding-down or transfer of gaming operations, including but not limited to the appointment of a receiver, or providing a limited period to secure a buyer of the gaming operations.

In furtherance of their broad oversight and regulatory powers, gaming authorities may investigate any individual or entity having a material relationship to, or material involvement with, any of our direct or indirect operations. This includes requiring the individual or entity to submit to a finding of suitability and/or licensing investigation. Certain jurisdictions also require notification or approval of any change in our directors or officers, including the directors or officers of our subsidiaries. Our officers, directors and certain key employees must also file applications with the gaming authorities and may be required to be licensed, qualified or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. These determinations require submission of detailed personal and financial information followed by a thorough investigation. The burden of demonstrating suitability is on the applicant, who must pay all the costs of the investigation. We must report changes in licensed positions to gaming authorities, which are subject to their approval.

If gaming authorities were to find that an officer, director, key employee, or any other person or entity was unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.

Moreover, in many jurisdictions, this application and/or suitability process may apply to any of our stockholders or holders of our debt securities. For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security in a public corporation which is registered with the Nevada Gaming Commission (the “Commission”), such as Affinity Gaming, may be required to be found suitable if the Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Commission. Any person required by the Commission to be found suitable shall apply for a finding of suitability within 30 days after the Commission's request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board (the “Board”) a sum of money which, in the sole discretion of the Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Board to pay final costs and charges.

Furthermore, as we are a public corporation registered with a gaming authority, any person found unsuitable by that gaming authority, shall not be able to hold, directly or indirectly, the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security, beyond a period of time prescribed by that gaming authority.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of our voting securities and, in some jurisdictions, our non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, however, allow an “institutional investor” to apply for a waiver that allows the “institutional investor” to acquire up to a threshold percentage of our voting securities without applying for qualification or a finding of suitability. An “institutional investor” is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or those of any of our gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities for investment purposes only. An application for a waiver as an institutional investor requires the submission of detailed information about the company and its regulatory filings, the name of each person that beneficially owns more than 5% of the institutional investor's voting securities or other equivalent and a certification made under oath or penalty for perjury, that the voting securities were acquired and are held for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations. A change in the investment intent of an institutional investor must be reported to certain regulatory authorities immediately after its decision.

Notwithstanding the foregoing requirements, most gaming authorities have the ability to require any person who acquires directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any nonvoting security or any debt security in our company, to be found suitable. Generally, any person who fails or refuses to apply for a finding of suitability or a license after being advised by gaming authorities to do so, may be denied a license or found unsuitable. The same restrictions may also apply to a record owner if the record owner, after request, fails to identify the beneficial owner.

Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we:

•	pays that person any dividend or interest upon voting securities;

•	allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pays remuneration in any form to that person for services rendered or otherwise; or

•	fails to pursue all lawful efforts to require the unsuitable person to relinquish his voting securities including, if necessary, purchasing the voting securities for cash at fair market value.

Although many jurisdictions generally do not require the individual holders of debt securities such as notes to be investigated and found suitable, gaming authorities may nevertheless retain the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability or otherwise qualify must generally pay all investigative fees and costs of the gaming authority in connection with such an investigation. If the gaming authority determines that a person is unsuitable to own a debt security, we may be subject to disciplinary action, including the loss of our approvals, if without the prior approval of the gaming authority, we:

•	pay to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognize any voting right by the unsuitable person in connection with the debt securities;

•	pay the unsuitable person remuneration in any form; or

•	make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

Many jurisdictions also require that manufacturers and distributors of gaming equipment and suppliers of certain goods and services to gaming industry participants be licensed and require us to purchase and lease gaming equipment, supplies and services only from licensed suppliers.

Several jurisdictions also impose requirements related to any person who is licensed, required to be licensed, registered, required to be registered or is under common control with such persons or licensees (collectively, “licensees”), who is or who proposes to become involved in a gaming venture outside of the applicable jurisdiction, and also require revolving funds to be deposited with the relevant authorities to conduct investigations of those extra-jurisdictional gaming activities. If the gaming authority determines there are any violations of law, or of the public policy in their jurisdiction, related to those extra-jurisdictional gaming activities, it may take disciplinary action.

The sale of alcoholic beverages in gaming establishments is subject to strict licensing, control and regulation by local regulatory authorities. We have obtained the necessary liquor licenses to sell alcoholic beverages. Local regulatory authorities have full power to limit, condition, suspend or revoke any such licenses, and any such disciplinary action could, and revocation would, have a material adverse effect on our operations.

Violation of Gaming Laws

If we or our subsidiaries violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable state or states. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our gaming operations.

Some gaming jurisdictions prohibit certain types of political activity by a gaming licensee, its officers, directors and key people. A violation of such a prohibition may subject the offender to criminal and/or disciplinary action. Additionally, as noted in the preceding section, many jurisdictions will also take disciplinary action against licensees if they violated gaming or other laws outside of the relevant jurisdiction.

Reporting and Record-keeping Requirements

We are required periodically to submit detailed financial and operating reports and furnish any other information about us and our subsidiaries which gaming authorities may require. Under federal law, we are required to record and submit detailed reports of currency transactions involving greater than $10,000 at our casinos as well as any suspicious activity that may occur at such facilities. We are required to maintain a current stock ledger which may be examined by gaming authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may require certificates for our securities to bear a legend indicating that the securities are subject to specified gaming laws.

Review and Approval of Transactions

Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to and in some cases approved by gaming authorities. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise are subject to receipt of prior approval of gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

Because of regulatory restrictions, our ability to grant a security interest in any of our gaming assets is limited and subject to receipt of prior approval by certain gaming authorities.

License Fees and Gaming Taxes

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the states in which we operate, as well as the counties and cities. Depending upon the particular, jurisdiction, fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are usually based upon such factors as:

•	a percentage of the gross revenue received;

•	the number of gaming devices and/or table operated;

•	one time fees payable upon the initial filing or an application, receipt of a license and/or renewal fees.

In many jurisdictions, gaming taxes are usually graduated, meaning that the tax percentage increases as the gross gaming revenue increases. Tax rates are subject to change, sometimes with little notice, and such changes could have a material adverse effect on our gaming operations. Also, some jurisdictions have taxes on live entertainment, or other categories that involve our gaming operations. For example, in Nevada, there is flat entertainment tax that imposes a 9% tax on establishments that charge an admission fee for live entertainment. The tax has several exclusions and exceptions, but generally applies only to the admission fee, and the purchase of items required as part of admission.

Operational Requirements

In most jurisdictions, we are subject to certain requirements and restrictions on how we must conduct our gaming operations. Some gaming jurisdictions prohibit distributions, except to allow for the payment of taxes, if the distribution would impair the financial viability of the gaming operation. Moreover, many jurisdictions require a gaming operation to maintain insurance and post bonds in amounts determined by their gaming authority. Additionally, our ability to conduct certain types of games, introduce new games or move existing games within our facilities may be restricted or subject to regulatory review and approval. Some of our operations are subject to restrictions on the number of gaming positions we may have and the maximum wagers allowed to be placed by our customers.

Pursuant to an amendment to the Colorado Constitution (the “Colorado Amendment”), limited-stakes gaming became lawful in the cities of Central City, Black Hawk and Cripple Creek on October 1, 1991. Currently, limited-stakes gaming means a maximum single bet of $100 on slot machines and in the games of blackjack, poker, craps and roulette. Gaming is permitted to be conducted 24 hours each day. Limited-stakes gaming is confined to the commercial districts of these cities as defined by Central City ordinance on October 7, 1981, by Black Hawk ordinance on May 4, 1978, and by Cripple Creek ordinance on December 3, 1973. In addition, the Colorado Amendment restricts limited-stakes gaming to structures which conform to the architectural styles and designs which were common to the areas prior to World War I and that conform to the requirements of applicable city ordinances regardless of the age of the structures. Under the Colorado Amendment, no more than 35% of the square footage of any building and no more than 50% of any one floor of any building may be used for limited-stakes gaming.

There are currently no laws in Missouri, Nevada, or Iowa that impose restrictions on smoking at gaming facilities. There is no guarantee that the laws will not change in the future. Any such laws would be subject to legal challenge. Under Colorado state law, smoking is not permitted in any indoor area, including limited gaming facilities and any other facilities in which any gaming or gambling activity is conducted.